Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to Registration Statement No. 002-93601 on Form N-1A of our report dated September 22, 2008 relating to the financial statements and financial highlights of Fidelity Securities Fund, including Fidelity Blue Chip Growth Fund, Fidelity OTC Portfolio, Fidelity Real Estate Income Fund and Fidelity Small Cap Opportunities Fund, appearing in the Annual Report on Form N-CSR of Fidelity Securities Fund for the year ended July 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 25, 2008